Exhibit 7

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the inclusion in this amendment no. 1 to the Annual Report on Form 40-F for the year ended December 31, 2011 of Fairfax Financial Holdings Limited of our report dated March 9, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in this Annual Report.

We also consent to the incorporation by reference of our report in the Registration Statements on Forms S-8 of Fairfax Financial Holdings Limited (File Nos. 333-165730, 333-168835 and 333-170873) of our report referred to above. We also consent to the reference to us under the heading “Interests of Experts” in the Annual Information Form filed as Exhibit 1 attached to this amendment no. 1 to the Annual Report on Form 40-F which is incorporated by reference in such Registration Statements.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
March 9, 2012